Exhibit 10.46

Non-Employee Directors’ Compensation Summary as of March, 2005

Effective as of March 7, 2005, non-employee directors are eligible for the following compensation:

Annual Retainer Fee	$35,000
Committee Meeting Fees	$1,500
Committee Chair Annual Retainer Fees:
Audit Committee Chairperson	$20,000
Compensation Committee Chairperson	$10,000
Nominating and Corporate Governance Chairperson	$10,000
Annual Non-qualified Stock Option Grant	10,000	options
Initial Non-qualified Stock Option Grant	15,000	options

Under our Directors’ Cash Compensation Umbrella Program (previously filed as Exhibit 10.36), non-employee directors continue to be eligible to choose to receive compensation either in cash, in fully vested restricted stock under our Second Amended and Restated Cabot Microelectronics Corporation 2000 Equity Incentive Plan, or as deferred compensation under our Director’s Deferred Compensation Plan (previously filed as Exhibit 10.28). Our Directors’ Deferred Compensation Plan allows non-employee directors to defer their compensation in the form of rights to acquire the equivalent number of shares of common stock at the end of the deferral period. Non-employee directors continue to receive their respective annual retainer fees, committee chair annual retainer fees and annual non-qualified stock option grants at the time of our annual meeting, or upon the date of a director’s original election to the Board of Directors, if other than the annual meeting date.